GPS Funds I
Registration # 811-10267
Form N-SAR
Annual Period Ended March 31, 2014

Sub-Item 77K:  Change in Independent Registered Public Accounting Firm

KPMG LLP was previously the principal accountants for GPS Funds I and GPS Funds II.  On January 17, 2014, that firm resigned and Cohen Fund Audit Services, LTD was engaged as principal accountants.  The decision to change accountants was approved by the audit committee of the board of trustees.

During the two fiscal years ended March 31, 2013, and the subsequent interim period through January 17, 2014, there were no: (1) disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events.

The audit reports of KPMG LLP on the financial statements of GPS Funds I and GPS Funds II as of and for the years ended March 31, 2013 and March 31, 2012 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

A letter from KPMG LLP is attached as Exhibit A to Item 77K of Form N-SAR.
LEGAL_US_E # 72404080.2